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Robert Herta
(248) 435-1185
robert.herta@meritor.com

Investor Inquiries
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(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2013 Results

Company Achieves Sequential Margin Expansion of 120 Basis Points

Executes Agreement to Sell Brazilian Joint Venture

TROY, Mich. (April 30, 2013) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2013.

Second-Quarter Highlights

•	Sales were $908 million, down $252 million or 22 percent, from the same period last year.

•	Net loss on a GAAP basis was $4 million, compared to net income of $20 million from the same period last year and a net loss of $21 million from the prior quarter.

•	Adjusted EBITDA was $58 million, compared with $95 million from the same period last year and $46 million from the prior quarter.

•	Adjusted EBITDA margin was 6.4 percent, compared to 8.2 percent in the second quarter of fiscal year 2012 and 5.2 percent in the first quarter of fiscal year 2013.

•	Operating cash flow was negative $18 million in the second quarter of fiscal year 2013, compared to negative $51 million in the same period last year.

•	Free cash flow was negative $26 million in the second quarter of fiscal year 2013, compared to negative $69 million in the same period last year.

“Our improved performance this quarter was in line with our expectations,” said Chairman, CEO and President Chip McClure. “We drove higher EBITDA margins quarter-over-quarter as a result of net material performance, pricing actions and lower structural costs.”

Second-Quarter Results
For the second quarter of fiscal year 2013, Meritor posted sales of $908 million, down 22 percent from the same period last year. This decrease was primarily due to lower sales in all global markets that the company serves, excluding South America.
Loss from continuing operations, on a GAAP basis, was $4 million or $0.04 per diluted share, compared to a net income from continuing operations of $29 million or $0.30 per diluted share in the prior year. Loss from continuing operations includes $11 million of restructuring charges in the second quarter of fiscal year 2013.
Adjusted income from continuing operations in the second quarter of fiscal year 2013 was $6 million, or $0.06 per diluted share, compared to adjusted income from continuing operations of $32 million, or $0.33 per diluted share, a year ago.
Adjusted EBITDA was $58 million, compared to $95 million in the second quarter of fiscal year 2012. Adjusted EBITDA margin for the second quarter of fiscal year 2013 was 6.4 percent, compared with 8.2 percent for the same period last year. Compared to the first quarter of fiscal year 2013, Adjusted EBITDA improved $12 million and Adjusted EBITDA margin improved 120 basis points to 6.4 percent. The increase in Adjusted EBITDA and Adjusted EBITDA margin are primarily due to improved net material performance, pricing and lower structural costs.
Free cash flow for the second quarter of fiscal year 2013 was negative $26 million compared to free cash flow of negative $69 million in the same period last year.

Second-Quarter Segment Results
Commercial Truck & Industrial sales were $712 million, down $240 million from the same period last year. Segment EBITDA for the Commercial Truck & Industrial segment was $37 million for the quarter, down $38 million from the second quarter of fiscal year 2012, primarily driven by lower sales in all regions, excluding South America. Segment EBITDA margin was 5.2 percent, down from 7.9 percent in the second quarter of fiscal year 2012.
The company's Aftermarket & Trailer segment posted sales of $224 million, down $19 million from the same period last year, primarily due to lower volumes in North America. Segment EBITDA for Aftermarket & Trailer was $22 million, down $2 million or 8 percent from the second quarter of fiscal year 2012, and Segment EBITDA margin was 9.8 percent, compared to 9.9 percent in the second quarter of fiscal year 2012.

Business Highlights

•
Signed a purchase and sale agreement to sell 50 percent ownership interest in Suspensys Sistemas Automotivos LTDA to joint venture partner Randon S.A. Implementos E Participacoes at a purchase price of $195 million in cash and other consideration. The agreement is subject to Brazilian antitrust approval. The sale is expected to be consummated by Meritor's fiscal year end.

•
Completed the consolidation of remanufacturing operations from Mississauga, Ontario, Canada into the North American remanufacturing center of excellence in Plainfield, Ind. The company's corresponding Canadian customer service support was moved to its Brampton, Ontario facility.

•
Executed majority of previously announced reductions of 200 salaried positions as well as 50 hourly positions to substantially mitigate the mix effects of the ramp-down in the FMTV military program. Targeted reductions also include the restructuring of the on-highway business in China which is being transferred to Xuzhou Meritor Axle Co. Ltd., Meritor's majority owned off-highway joint venture. These actions in China are intended to improve efficiency, preserve revenue growth potential and reduce overhead costs.

Outlook for 2013
For fiscal year 2013, the company is reaffirming guidance for its continuing operations, inclusive of the impact of the Suspensys divestiture as follows:

•	Revenue to be approximately $3.8 billion.

•	Adjusted EBITDA margin to be approximately 7 percent for fiscal year 2013.

•	Adjusted earnings per share from continuing operations in the range of $0.25 to $0.35.

•	Free cash flow from continuing operations before restructuring payments to be slightly negative.

For fiscal year 2013, the company continues to anticipate the following for the entire company:

•	Capital expenditures in the range of $65 million to $75 million.

•	Interest expense in the range of $95 million to $105 million.

•	Cash interest in the range of $75 million to $85 million.

•	Cash income taxes in the range of $45 million to $55 million (excludes the impact of the Suspensys sale).

“We are reconfirming our fiscal year 2013 guidance as we continue to expect revenue to be stronger in the second half of the year,” said McClure. “Today, we're announcing the launch of our three-year strategy, M2016, that we believe will improve our ability to expand our EBITDA margin, reduce net debt and drive incremental revenue. We plan to provide progress updates on these three metrics as we drive toward maximizing value for our shareholders, customers and employees.”

Second-Quarter Fiscal Year 2013 Conference Call
     The company will host a telephone conference call and webcast to discuss the company's second-quarter results for fiscal year 2013 on Tuesday, April 30, at 11 a.m. (ET).

To participate, call (617) 213-4845 at least 10 minutes prior to the start of the call. Please reference participant pass code 34795919 when dialing in. Investors can also listen to the conference call in real time or access a recording of the call for seven days after by visiting the Investors page on the Meritor website at www.meritor.com.
     To access the listen-only audio webcast, visit the Investors page on meritor.com.
     A replay of the call will be available from 1 p.m. April 30 to 11:59 p.m. May 7 by calling (888) 286-8010 within the United States or (617) 801-6888 for international calls. Please refer to replay pass code number 27012852.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to failure to receive the Brazilian regulatory approvals required to complete the sale of our ownership stake in the Suspensys joint venture or to otherwise successfully complete the sale of such ownership stake; reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer ("OEM") customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations;  our ability to successfully manage rapidly changing  volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in our Annual Report on Form 10-K for the year ended September 30, 2012 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2012: Item 1. Business, "Customers; Sales and Marketing"; "Competition"; "Raw Materials and Supplies"; "Employees"; "Environmental Matters"; "International Operations"; and "Seasonality; Cyclicality"; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA and Adjusted EBITDA margin are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.
Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
    Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales	$908	$1,160	$1,799	$2,319
Cost of sales	(813)	(1,026)	(1,621)	(2,079)
GROSS MARGIN	95	134	178	240
Selling, general and administrative	(65)	(72)	(127)	(137)
Restructuring costs	(11)	(3)	(17)	(27)
Other operating expense	(1)	(1)	(2)	(2)
OPERATING INCOME	18	58	32	74
Other income, net	—	1	—	5
Equity in earnings of affiliates	10	14	19	29
Interest expense, net	(25)	(23)	(54)	(47)
INCOME (LOSS) BEFORE INCOME TAXES	3	50	(3)	61
Provision for income taxes	(7)	(17)	(17)	(37)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(4)	33	(20)	24
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(9)	(5)	(18)
NET INCOME (LOSS)	(4)	24	(25)	6
Less: Net Income attributable to noncontrolling interests	—	(4)	—	(8)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$(4)	$20	$(25)	$(2)

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$(4)	$29	$(20)	$16
Loss from discontinued operations	—	(9)	(5)	(18)
Net income (loss)	$(4)	$20	$(25)	$(2)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.04)	$0.30	$(0.20)	$0.17
Discontinued operations	—	(0.09)	(0.05)	(0.19)
Diluted earnings (loss) per share	$(0.04)	$0.21	$(0.25)	$(0.02)

Diluted average common shares outstanding	97.2	97.2	96.9	97.2

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31, 2013	September 30, 2012
ASSETS:
Cash and cash equivalents	$117	$257
Receivables, trade and other, net	555	542
Inventories	420	438
Other current assets	54	61
TOTAL CURRENT ASSETS	1,146	1,298
Net property	395	417
Goodwill	427	433
Other assets	369	353
TOTAL ASSETS	$2,337	$2,501

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$25	$18
Accounts payable	616	697
Other current liabilities	297	313
TOTAL CURRENT LIABILITIES	938	1,028
Long-term debt	1,030	1,042
Retirement benefits	1,056	1,075
Other liabilities	327	338
Total deficit attributable to Meritor, Inc.	(1,042)	(1,023)
Noncontrolling interests	28	41
TOTAL DEFICIT	(1,014)	(982)
TOTAL LIABILITIES AND DEFICIT	$2,337	$2,501

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended March 31,		Quarter Ended December 31,	Six Months Ended March 31,
	2013	2012	2012	2013	2012
Sales:
Commercial Truck & Industrial	$712	$952	$715	$1,427	$1,927
Aftermarket & Trailer	224	243	203	427	461
Intersegment Sales	(28)	(35)	(27)	(55)	(69)
Total sales	$908	$1,160	$891	$1,799	$2,319
EBITDA:
Commercial Truck & Industrial	$37	$75	$34	$71	$136
Aftermarket & Trailer	22	24	13	35	41
Segment EBITDA	59	99	47	106	177
Unallocated legacy and corporate costs, net	(1)	(4)	(1)	(2)	(3)
Adjusted EBITDA	58	95	46	104	174
Interest expense, net	(25)	(23)	(29)	(54)	(47)
Provision for income taxes	(7)	(17)	(10)	(17)	(37)
Depreciation and amortization	(17)	(16)	(16)	(33)	(33)
Loss on sale of receivables	(2)	(3)	(1)	(3)	(6)
Restructuring costs	(11)	(3)	(6)	(17)	(27)
Noncontrolling interests	—	(4)	—	—	(8)
Income (loss) from Continuing Operations attributable to Meritor, Inc.	(4)	29	(16)	(20)	16
Loss from Discontinued Operations attributable to Meritor, Inc.	—	(9)	(5)	(5)	(18)
Net income (loss) attributable to Meritor, Inc.	$(4)	$20	$(21)	$(25)	$(2)

Adjusted EBITDA Margin (1)	6.4%	8.2%	5.2%	5.8%	7.5%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2013	2012
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(20)	$24
Adjustments to income from continuing operations:
Depreciation and amortization	33	33
Restructuring costs	17	27
Loss on debt extinguishment	5	—
Equity in earnings of affiliates	(19)	(29)
Pension and retiree medical expense	22	26
Other adjustments to income from continuing operations	7	7
Dividends received from affiliates	7	8
Pension and retiree medical contributions	(48)	(50)
Restructuring payments	(12)	(10)
Changes in off-balance sheet accounts receivable factoring	(44)	8
Changes in assets and liabilities	(44)	(82)
Operating cash flows used for continuing operations	(96)	(38)
Operating cash flows used for discontinued operations	(13)	(8)
CASH USED FOR OPERATING ACTIVITIES	(109)	(46)
INVESTING ACTIVITIES
Capital expenditures	(23)	(43)
Other investing activities, net	—	16
Net investing cash flows used for continuing operations	(23)	(27)
Net investing cash flows provided by discontinued operations	6	28
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(17)	1
FINANCING ACTIVITIES
Borrowings on accounts receivable securitization program, net	—	19
Repayment of notes and term loan	(236)	(84)
Proceeds from debt issuance	225	—
Debt issuance costs	(6)	—
Other financing activities	2	—
CASH USED FOR FINANCING ACTIVITIES	(15)	(65)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	2
CHANGE IN CASH AND CASH EQUIVALENTS	(140)	(108)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	257	217
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$117	$109

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Income (loss) from continuing operations attributable to Meritor, Inc.	$(4)	$29	$(20)	$16
Adjustments:
Restructuring costs (net of tax)	10	3	15	27
Adjusted income (loss) from continuing operations	$6	$32	$(5)	$43

Diluted earnings (loss) per share from continuing operations	$(0.04)	$0.30	$(0.20)	$0.17
Impact of adjustments on diluted earnings per share	0.10	0.03	0.15	0.28
Adjusted diluted earnings (loss) per share from continuing operations	$0.06	$0.33	$(0.05)	$0.45

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Cash flows used for operating activities — continuing operations	$(15)	$(46)	$(96)	$(38)
Capital expenditures — continuing operations	(8)	(18)	(23)	(43)
Free cash flow - continuing operations	(23)	(64)	(119)	(81)

Cash flow used for operating activities - discontinued operations	(3)	(5)	(13)	(8)
Free cash flow — discontinued operations	(3)	(5)	(13)	(8)
Free cash flow — total company	$(26)	$(69)	$(132)	$(89)

Free cash flow - continuing operations	$(23)	$(64)	$(119)	$(81)
Restructuring payments - continuing operations	7	3	12	10
Free cash flow from continuing operations before restructuring payments	$(16)	$(61)	$(107)	$(71)

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